Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2021 Results

CHARLOTTE, NC, May 3, 2021--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the first quarter of 2021.

First Quarter Highlights

•	Net asset value per share of $44.74 at March 31, 2021, an increase of 11.3% from December 31, 2020
•	Repaid $20.0 million of SBA-guaranteed debentures
•	Total debt-to-equity of 1.62:1 at March 31, 2021, compared to 1.98:1 at December 31, 2020, regulatory debt-to-equity 1.03:1 at March 31, 2021

Management Commentary

In describing the Company’s first quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report a significant increase in NAV per share, driven by improved performance of our portfolio of investments and some recent realized exits. Current liquidity, coupled with recent and anticipated repayments, will allow us to continue to reduce our total debt-to-equity ratio, currently at 1.6x as of March 31, 2021. Subsequent to quarter end, we announced a strategic partnership whereby Mount Logan Management, LLC will serve as investment advisor for the Company, subject to shareholder approval. We think this is the optimal time for the Company to attach to a larger credit platform as Capitala continues to focus on the management of its various private funds focused on equity returns with yields.”

First Quarter 2021 Financial Results

Total investment income was $4.9 million for the first quarter of 2021, compared to $7.1 million in the first quarter of 2020. The decline was attributable to lower interest and fee income, resulting primarily from a decrease in our debt portfolio.

Total expenses for the first quarter of 2021 were $5.7 million, compared to $7.1 million for the first quarter of 2020. Interest and financing expenses declined by $0.8 million, base management fees declined by $0.4 million, and general and administrative expenses declined by $0.2 million.

Net realized losses totaled $14.0 million, or $5.17 per share, for the first quarter of 2021, compared to net realized gains of $1.0 million, for the same period in 2020. During the first quarter of 2021, the Company realized a $14.2 million loss on its investment in Currency Capital, LLC; however, the loss did not have an impact on net asset value as the realized amount was in line with our previous valuation.

Net unrealized appreciation totaled $27.2 million, or $10.02 per share, for the first quarter of 2021, compared to net unrealized depreciation of $43.4 million for the first quarter of 2020.

The net increase in net assets resulting from operations was $12.4 million, or $4.56 per share, for the first quarter of 2021, compared to a net decrease of $42.4 million, or $15.70 per share, for the same period in 2020.

Investment Portfolio

As of March 31, 2021, our portfolio consisted of 35 companies with a fair market value of $258.2 million and a cost basis of $234.0 million. First lien debt investments represented 53.5% of the portfolio, second lien debt investments represented 15.2% of the portfolio, and equity/warrant investments represented 31.3% of the portfolio, based on fair values at March 31, 2021.

At March 31, 2021, the Company had three debt investments on non-accrual status, with a cost basis and fair market value of $21.3 million and $16.6 million, respectively, compared to $37.5 million and $20.8 million at December 31, 2020.

Liquidity and Capital Resources

At March 31, 2021, the Company had $59.7 million in cash and cash equivalents. In addition, the Company had SBA-guaranteed debentures outstanding totaling $71.0 million with an annual weighted average interest rate of 2.62%, $72.8 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At March 31, 2021, the Company had $0 drawn and $25.0 million available under its senior secured revolving credit facility with KeyBank, N.A.

Recent Developments

On April 1, 2021, the Company exited its investment in Xirgo Technologies, LLC and received $2.8 million for its equity investment.

On April 14, 2021, the Company exited its investment in CIS Secure Computing, Inc. and received $3.4 million for its equity investment and $8.2 million for its first lien debt investment, repaid at par.

On April 21, 2021, the Company announced that the Board approved Mount Logan Management, LLC, an affiliate of BC Partners Advisors L.P. for U.S. regulatory purposes, to serve as the new investment advisor to the Company. The Company’s current investment advisor, Capitala Investment Advisors, LLC, has entered into a definitive agreement to sell certain assets to Mount Logan in connection therewith. This transaction is contingent upon approval by the Company’s shareholders at an upcoming special stockholder meeting of a new investment advisory agreement to be entered into by and between the Company and Mount Logan Management, LLC and certain other conditions.

First Quarter 2021 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. EDT on Tuesday, May 4, 2021. The call will be broadcast live in listen-only mode on the Company’s investor relations website at https://investor.capitalagroup.com. To participate in the conference call, please dial (877) 312-5507 approximately 10 minutes prior to the call.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is an asset management firm that has been providing capital to lower middle market companies throughout North America for over twenty years. Since our inception in 1998, Capitala Group has invested over $2.0 billion in approximately 170 companies and seeks to partner with strong management teams to create value and aims to generate superior returns for our individual and institutional investors. For more information, definition and details visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall

CFO|COO

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $158,892 and $187,744, respectively)	$167,208	$172,848
Affiliate investments (amortized cost of $66,180 and $80,961, respectively)	82,616	93,425
Control investments (amortized cost of $8,898 and $8,947, respectively)	8,346	8,419
Total investments at fair value (amortized cost of $233,970 and $277,652, respectively)	258,170	274,692
Cash and cash equivalents	59,727	49,942
Interest and dividend receivable	1,143	2,286
Prepaid expenses	871	1,077
Deferred tax asset, net	-	-
Total assets	$319,911	$327,997

LIABILITIES
SBA-guaranteed debentures (net of deferred financing costs of $345 and $485, respectively)	$70,655	$90,515
2022 Notes (net of deferred financing costs of $702 and $846, respectively)	72,131	71,987
2022 Convertible Notes (net of deferred financing costs of $458 and $552, respectively)	51,630	51,536
KeyBank Credit Facility (net of deferred financing costs of $499 and $546, respectively)	(499)	(546)
Management and incentive fees payable	3,762	3,842
Interest and financing fees payable	931	1,688
Accounts payable and accrued expenses	-	28
Total liabilities	$198,610	$219,050

NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,711,068 common shares issued and outstanding, respectively	$27	$27
Additional paid in capital	229,481	229,481
Total distributable loss	(108,207)	(120,561)
Total net assets	$121,301	$108,947
Total liabilities and net assets	$319,911	$327,997

Net asset value per share	$44.74	$40.19

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the three months ended March 31,
	2021	2020
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$3,196	$4,707
Affiliate investments	1,306	1,679
Control investments	98	103
Total interest and fee income	4,600	6,489
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	71	336
Affiliate investments	99	180
Total payment-in-kind interest and dividend income	170	516
Dividend income:
Affiliate investments	155	25
Total dividend income	155	25
Interest income from cash and cash equivalents	1	44
Total investment income	4,926	7,074

EXPENSES
Interest and financing expenses	3,037	3,826
Base management fee	1,398	1,757
Administrative service fees	350	350
General and administrative expenses	924	1,154
Total expenses	5,709	7,087

NET INVESTMENT LOSS	(783)	(13)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized (loss) gain on investments:
Non-control/non-affiliate investments	(14,023)	968
Net realized (loss) gain on investments	(14,023)	968
Net unrealized appreciation (depreciation) investments:
Non-control/non-affiliate investments	23,212	(28,525)
Affiliate investments	3,972	(13,728)
Control investments	(24)	(1,142)
Net unrealized appreciation (depreciation) on investments	27,160	(43,395)
Net realized and unrealized gain (loss) on investments	13,137	(42,427)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$12,354	$(42,440)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC (1)	$4.56	$(15.70)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC (1)	2,711,068	2,703,432

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – DILUTED (1)	$4.04	$(15.70)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - DILUTED (1)	3,263,647	2,703,432

DISTRIBUTIONS PAID PER SHARE (2)	$-	$1.50

(1) Basic and diluted shares of Capitala Finance Corp.'s (the "Company") common stock have been adjusted for the three months ended March 31, 2020 to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis

(2) Dividends paid per share of the Company's common stock have been adjusted for the three months ended March 31, 2020 to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis